Exhibit 10.6

August 16, 2012

Marc Stolzman

[Address]

Dear Marc:

Zulily, Inc. (the “Company”) is pleased to offer you the position of CFO, reporting to Darrell Cavens, CEO. This offer is to work at our facility located in Seattle, WA.

Your salary will be $25,000.00, per month, which is equivalent to $300,000.00, on an annualized basis, less payroll deductions and withholdings. You will be paid semi-monthly and you will be eligible for standard Company benefits. Medical and insurance benefits become effective the first of the month following your date of full time employment.

In addition, you will be eligible for an annual bonus of up to 30% of your base salary based on metrics to be established following the commencement of your employment.

You will also be paid $125,000.00, within the first month as a sign-on bonus, this amount is a taxable benefit. If you voluntarily choose to resign within the first year, you will reimburse the Company for this payment.

The Company, shall grant you an option to purchase 2,892,440 shares (the “Option”) of the Company’s Common Stock under the Company’s 2009 Equity Incentive Plan (the “Plan”), at fair market value as determined by the Board of Directors of the Company (the “Board”) as of the date of grant. The Option will be subject to the terms and conditions of the Plan and your grant agreement, which you will be required to execute. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months from Board approval, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first.

In the event that there is a Change in Control (as defined in the Plan) of the Company, and either (i) the surviving entity does not assume, continue or substitute for your options or (ii) any of the following occurs in connection with or at any time within 12 months following such Change in Control: (A) your employment is terminated by the Company or the surviving entity, as applicable, without “Cause” (as defined in the Plan); or (B) you terminate your employment for Good Reason (as defined below), then the vesting of any stock options held by you at the time of such event shall automatically be accelerated by 100% of the number of shares subject to the option so that all such shares are vested and exercisable as of the date of such termination.

For purposes of this letter, “Good Reason” means (i) any material reduction in your base pay; (ii) the assignment to you of any duties or any other action by the Company that results in a material diminution in your authority, duties, or responsibilities as set forth in this offer letter with the Company (provided that your position as an officer of a subsidiary or division of an acquiring entity following a Change in Control shall not be considered a diminution under this subsection); or (iii) relocation of your principal place of employment to a place greater than fifty (50) miles from your then current principal place of employment. Notwithstanding the foregoing, Good Reason shall not exist unless you (i) provide written notice of any condition described in (i)-(iii) above within ninety (90) days of the initial existence of the condition; (ii) provide an opportunity for the Company to cure such condition within thirty (30) days of such notice; and, (iii) if the Company fails to reasonably cure such condition within such cure period, you terminate your relationship with the Company as an employee within thirty (30) days following the termination of such cure period.

As an employee, you will be expected to abide by Company rules, policies and procedures. As a condition of employment, you must sign and comply with the attached Confidential Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause or advance notice; provided, however, if the Company terminates your employment without Cause and provided you sign and do not revoke a general release of claims with respect to the Company and related parties within 30 days of such employment termination, you shall receive continued payment of your base salary for a period of twelve (12) months following the termination date, commencing on the payroll period following the effective date of the general release. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This letter, together with your Confidential Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If this offer letter and the Confidential Information and Inventions Agreement conflict, the offer letter will govern.

Please sign and date this letter, and the enclosed Confidential Information and Inventions Agreement and return them to Jordan Day, Recruiting, by August 17, 2012, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on or before September 17, 2012.

Your start is contingent upon successful completion of a background check. On your first day of employment, you are required to bring documents necessary to complete the I-9 Verification of eligibility to work in the United States.

We look forward to you joining zulily and to the contributions we know you will bring to your new team and the company.

Sincerely,

/s/ Darrell Cavens
Darrell Cavens
CEO

Attachment: Confidential Information and Inventions Agreement

Accepted:

/s/ Marc Stolzman
Marc Stolzman

8/2-/12
Date